UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 19, 2019

THE CHEFS’ WAREHOUSE, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-35249	20-3031526
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 East Ridge Road, Ridgefield, CT 06877
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (203) 894-1345

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934
(§240.12b-2 of this chapter).
Emerging growth company          ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

As part of the previously announced Cooperation Agreement, dated January 15, 2018, between The Chefs’ Warehouse, Inc. (the “Company”) and an investor group led by Legion Partners Asset Management, LLC (the “Legion Group”), on February 19, 2019, the Company notified Ms. Christina Carroll and Mr. David E. Schreibman that they would not be nominated to stand for re-election to the Board of Directors (the “Board”) at the 2019 Annual Meeting of Stockholders (the “2019 Annual Meeting”).  Pursuant to the Cooperation Agreement, Ms. Carroll and Mr. Schreibman were appointed to the Board in February 2018, and subsequently nominated for re-election at the 2018 Annual Meeting of Stockholders.  Under the terms of the Cooperation Agreement, the Company is not obligated to re-nominate Ms. Carroll and Mr. Schreibman for re-election at the 2019 Annual Meeting as a result of the liquidation in ownership of shares of the Company’s common stock held by the Legion Group.

Mr. Schreibman served on the Compensation and Human Capital Committee and Ms. Carroll served on the Audit Committee and Nominating and Corporate Governance Committee.  Until the expiration of their terms at the 2019 Annual Meeting, each of Ms. Carroll and Mr. Schreibman will continue to serve as a director and on their respective committees. The vacant Board seats will not be replaced.

The Company’s decision to not re-nominate Ms. Carroll and Mr. Schreibman for re-election to the Board was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE CHEFS’ WAREHOUSE, INC.

By:	/s/ Alexandros Aldous
Name:	Alexandros Aldous
Title:	General Counsel, Corporate Secretary and Chief Government Relations Officer

Date:   February 20, 2019